Exhibit 8.1

March 20, 2017

Janus Capital Group Inc.

151 Detroit Street

Denver, CO 80206

Re:                             United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Janus Capital Group Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated October 3, 2016 ( the “Merger Agreement”) by and among (i) the Company, (ii) Henderson Group plc, a company incorporated in Jersey (“Henderson”), and (iii) Horizon Orbit Corp., a Delaware corporation and a direct wholly-owned subsidiary of Henderson (“Merger Sub,” and together with Henderson, the “Henderson Parties”).  This opinion is being delivered in connection with the Registration Statement of Henderson on Form F-4 filed on March 20, 2017, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and the related Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement and Proxy Statement/Prospectus.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents as in effect on the date hereof and that such documents accurately reflect the material facts of such transactions.  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.  In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and Henderson Parties, including the accuracy and completeness of all representations and covenants set forth in the letters issued on (i) March 20, 2017 by a representative of the Company and (ii) March 20, 2017 by representatives of Henderson and Merger Sub (the “Representation Letters”).  For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Company and Henderson in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or certification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company and Henderson Parties through the effective time of the merger.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “U.S., U.K. and Jersey Tax Considerations — U.S. Federal Income Tax Considerations for U.S. Holders,” we are of the opinion that, under current United States federal income tax law, the exchange of Company common stock for Henderson ordinary shares will qualify as a reorganization within the meaning of section 368(a) of the Code.  Accordingly, provided that section 367(a)(1) of the Code does not require recognition of gain on such exchange (which cannot be determined definitively until the closing of the merger because the determination will depend on facts as of the closing date, as described in the Proxy Statement/Prospectus), the merger will have the following U.S. federal income tax consequences:

•                  The exchange of Company common stock for Henderson ordinary shares in the merger will not result in the recognition of any gain or loss with respect to Company common stock held by a U.S. holder (as defined in the Proxy Statement/Prospectus) (except with respect to cash received in lieu of fractional shares, as discussed below).

•                  If a U.S. holder has differing bases or holding periods in respect of his, her, or its Company common stock, such U.S. holder must determine the bases and holding periods in the Henderson ordinary shares received in the merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Company common stock that such U.S. holder exchanges.

•                  The aggregate tax basis of any Henderson ordinary shares a U.S. holder receives in exchange for all of such U.S. holder’s Company common stock in the merger, including fractional Henderson ordinary shares deemed received and redeemed or sold, as discussed below, will be the same as the aggregate tax basis of such U.S. holder’s Company common stock.

•                  The holding period of any Henderson ordinary shares (including fractional Henderson ordinary shares deemed received and redeemed or sold as discussed below) that a U.S. holder receives in the merger will generally include the holding period of the Company common stock that such U.S. holder exchanged for such Henderson ordinary shares.

•                  Because Henderson will not issue any fractional Henderson ordinary shares in the merger, if a U.S. holder exchanges Company common stock in the merger and would otherwise have received a fraction of a Henderson ordinary share, such U.S. holder will receive cash. In such a case, such U.S. holder will be treated as having received a fractional share and having received such cash either (i) in redemption of the fractional share or (ii) as consideration for the sale of such share. The amount of any capital gain or loss such U.S. holder recognizes will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Company common stock surrendered that is allocated to the fractional share. Capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in the Company common stock is more than one year on the date of closing of the merger. The deductibility of capital losses is subject to limitations.

If section 367(a)(1) of the Code were to apply to the Merger, however, which cannot be determined definitively until the closing of the Merger, a U.S. holder of Company common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value, as of the closing date of the merger, of Henderson ordinary shares received in the merger plus cash received in lieu of fractional shares, over such U.S. holder’s basis in the shares of Company common stock surrendered by the U.S. holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. holder had held the Company common stock for more than one year at the time the merger is completed.

Except as set forth above, we express no other opinion.  In addition, this opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.  No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP